SCHEDULE 14A INFORMATION
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AETRIUM INCORPORATED
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JEFFREY EBERWEIN
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Aetrium Shareholders Welcome Special Shareholder Meeting

NEW YORK, Sep. 27, 2012 (GLOBE NEWSWIRE) – Mr. Eberwein announces the following:

Concerned Aetrium Shareholders (“CAS”) is a group of shareholders of Aetrium Incorporated (NASDAQ: ATRM) (“Aetrium”, “ATRM”, or the “Company”) dedicated to enhancing shareholder value at ATRM.  CAS collectively owns 17% of ATRM.  Incumbent Aetrium board members only own 3% of ATRM, despite two board members serving since 1986 and receiving numerous stock option grants over the last 26 years.  We welcome the Special Meeting of shareholders of Aetrium scheduled for November 26, 2012.  We believe long-suffering ATRM shareholders should be given the opportunity to vote for a new team.

Shareholder value can be enhanced by adding new talent to ATRM’s board.  We also believe, however, that board continuity is valuable.  CAS was recently offered only one board seat, but CAS strongly believes that more substantial change is needed at Aetrium.  Rather than accept one board seat, CAS instead offered to reconstitute ATRM’s board by creating a 50/50 mix between CAS and incumbents.  Aetrium’s board rejected this offer.  Our first preference is to reconstitute the board along the lines we proposed.  Our second preference is to replace all incumbents with members of CAS.  We strongly believe shareholder value will continue to be destroyed if there are no changes to Aetrium’s current board.

We agree that the incumbents know the Company and the industry well, but to what benefit?  Over the last five years, ATRM’s stock price is down 80% and its revenues are down more than 70%, which is significantly worse than the performance of its peer group.   In addition, ATRM has incurred losses totaling $18 million over this time.   Aetrium’s current board has clearly failed and it is time for change.

Concerned Aetrium Shareholders calls on Aetrium’s board to not take any action that negatively impacts the Company’s corporate governance or is otherwise adverse to shareholders’ best interests, including, without limitation, implementing or changing the Company’s poison pill, altering the structure of the board, delaying the special meeting of shareholders, or adopting other anti-takeover or defensive measures.  CAS reminds the board of their fiduciary duties and intends to hold the board accountable for any actions that result in further erosion of shareholder value.

CAS additionally calls on the board to not make any asset sales or acquisitions or take any other significant corporate action until after the November 26, 2012 Special Shareholder Meeting.

Members of CAS have significant experience in the semiconductor and semiconductor capital equipment industries.  More importantly, our team consists of proven value creators and turnaround specialists who will bring a wealth of experience to Aetrium.

Three members of CAS (Singh, Coleman, and Gillman) created tremendous value for shareholders by turning around MRV Communications, Inc. (“MRVC”).  MRVC was in several technology businesses similar to Aetrium’s.  Mr. Gillman led the proxy contest at MRVC and Mr. Singh served as the CEO implementing the turnaround plan.  As part of this plan, MRVC sold assets and returned cash to shareholders in two special dividends totaling $0.78 per share.  MRVC’s stock price was $0.41 when the turnaround began and shareholders experienced a 220% return since that time including the $0.78 in special dividends.

Another example of value creation by members of CAS occurred at MAG Silver.  Three members of CAS (Eberwein, Gillman, and Knapp) created Mining Investors for Shareholder Value (“MISV”) for the purpose of improving shareholder value at MAG Silver.  MISV was successful in adding two extremely well-regarded former mining CEOs to MAG Silver’s board of directors.  From MISV’s Schedule 13D filing on June 26, 2012 until MAG Silver enhanced its board on September 5, 2012, MAG Silver’s stock price rose more than 30%.

Richard K. Coleman, Jr. has over 30 years of executive management experience in technology companies in roles such as Advanced Technology Research and Development, Software Development, Customer Service, Sales and Marketing, Product Management, Business Development, and Human Resources.  His extensive change management experience includes first-stage start-ups, acquisitions, mergers, and re-engineering or consolidation in multinational Fortune 500 companies.  Among his successes was his leadership of MetroNet Communications which delivered a 900% return to investors during his tenure.  Mr. Coleman’s company, Rocky Mountain Venture Services, provides operating expertise to numerous public and private clients of all sizes.  He has served on the boards of various public, private, and non-profit companies and has taught extensively in the areas of leadership and ethics.

Dilip Singh has forty years of experience in operations, executive management, and board positions with global Fortune 500 telecom carriers, software companies, and entrepreneurial start-ups.  Mr. Singh has extensive experience in public and private company turnarounds, global mergers and acquisitions, and international business development.  In addition to the value created by Mr. Singh at MRVC, he also created tremendous value for shareholders of PLX Technology by running a proxy contest against the incumbent board which resulted in a doubling of the stock price and the sale of the company to IDT.  Mr. Singh is currently CEO of InfuSystems Holdings Inc.

A. John Knapp became CEO of ICO, Inc. and served in that capacity, as well as a Director, until April 2010, when ICO was acquired by A. Schulman, Inc. for a significant premium.  During Mr. Knapp's tenure as CEO of ICO, the firm grew its annual revenues from $250 million to over $400 million and the stock price rose from approximately $2.50 per share to over $8 per share.

Jeffrey E. Eberwein is a former Portfolio Manager at Soros Fund Management and an investor in the technology sector.  Mr. Eberwein currently serves on the board of Goldfield Corporation, a company whose stock is up 750% thus far in 2012.  Mr. Eberwein also serves on the board of Digirad Corporation where he chairs the Strategic Advisory Committee.

Charles M. Gillman’s proxy battle against the incumbent board of Osteotech resulted in a doubling of the stock price and the sale of the company to Medtronic.  Mr. Gillman lead the proxy battle and turnaround plan at MRVC discussed above.

Galen Vetter is a CPA and he brings extensive financial, compliance, and regulatory experience to the CAS team.  Mr. Vetter was most recently President of Rust Consulting and prior to that was Global CFO of Franklin Templeton Investment Funds.  He currently serves as an Advisory Board Member on the Land O’Lakes Board of Directors.

Interested Aetrium shareholders can contact Jeff Eberwein at:
917-576-9420 or
je@eberweincapital.com

THIS RELEASE IS NOT A SOLICITATION OF ANY ACTION BY SHAREHOLDERS OF AETRIUM.  IF A PROXY STATEMENT IS COMPLETED AND FILED BY THE CONCERNED AETRIUM SHAREHOLDERS, SHAREHOLDERS OF AETRIUM ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN INMPORTANT INFORMATION AND SHAREHOLDERS SHOULD RELY ON SUCH PROXY STATEMENT AND NOT ON THIS RELEASE.  THE PROXY STATEMENT, IF FILED, TOGETHER WITH ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE WITHOUT CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.  INFORMATION REGARDING THE CONCERNED AETRIUM SHAREHOLDERS, INCLUDING THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE IN AETRIUM, IS CONTAINED IN THEIR SCHEDULE 13D INITIALLY FILED WITH THE SEC ON AUGUST 14, 2012, AS AMENDED AND FILED WITH THE SEC ON AUGUST 29, 2012 AND SEPTEMBER 20, 2012, ALL OF WHICH ARE AVAILABLE WITHOUT CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.